EXHIBIT 99.1

Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for Second Quarter of 2009

Newport, Rhode Island, July 23, 2009. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced second quarter earnings for 2009.   For the quarter ended June 30, 2009, the Company reported net income of $91,000, or $.02 per share (basic and diluted), compared to $162,000, or $.04 per share (basic and diluted), for the quarter ended June 30, 2008.  For the six months ended June 30, 2009, the Company reported net income of $84,000, or $.02 per share (basic and diluted), compared to $236,000, or $.06 per share (basic and diluted), for the six months ended June 30, 2008.

During the first six months of 2009, the Company’s assets increased by $16.7 million, or 3.9%, to $449.0 million.  The asset growth was concentrated in net loans, which increased by $16.0 million, or 4.8%, cash and due from banks, which increased by $3.6 million, or 54.9%, premises and equipment, which increased by $2.0 million, or 18.8%, offset in part by a decrease in securities, which decreased by $5.2 million. The asset growth was funded by a $28.4 million, or 12.4%, increase in deposit balances, offset by a $9.7 million, or 6.7%, decrease in Federal Home Loan Bank borrowings.  The loan portfolio growth was primarily concentrated in residential mortgages (an increase of $12.1 million or 6.0%), commercial real estate mortgages (an increase of $4.8 million or 5.2%) and construction loans (an increase of $3.5 million or 31.5%), offset by a decrease in home equity loans and lines of credit (a decrease of $3.9 million or 12.7%).

Deposit growth was focused in time deposit accounts (an increase of $14.6 million or 19.9%), NOW/Demand accounts (an increase of $10.1 million or 11.2%), money market accounts (an increase of $3.3 million or 8.4%) and savings accounts (an increase of $357,000 or 1.4%).

Total stockholders’ equity at June 30, 2009 was $52.2 million compared to $54.3 million at December 31, 2008.  The decrease was primarily attributable to share repurchases under the Company’s stock repurchase plan, offset by net income and stock-based compensation credits.

Net interest income increased to $3.3 million for the quarter ended June 30, 2009 from $3.1 million for the quarter ended June 30, 2008, an increase of 6.2%.  Net interest income for the six months ended June 30, 2009 was $6.4 million, compared to $5.9 million for six months ended June 30, 2008, an increase of 8.4%. The increase in net interest income is primarily due to the increase in interest earned on loans and securities, partially offset by increased expense from

borrowings.   For the quarter ended June 30, 2009, the yield on interest-earning assets was 5.66%, compared to 6.06% for the same period of 2008.  For the six months ended June 30, 2009, the yield on interest earning assets was 5.67%, compared to 6.07% for the six months ended June 30, 2008.

The cost of interest-bearing liabilities decreased by 36 basis points to 2.82% for the quarter ended June 30, 2009 from 3.18% for the quarter ended June 30, 2008.  The cost of interest-bearing liabilities decreased by 41 basis points to 2.87% for the six months ended June 30, 2009, as a result of the low interest rate environment in 2009.   The Company’s second quarter 2009 interest rate spread decreased to 2.84% from 2.88% in 2008.  For the six months ended June 30, 2009, the interest rate spread increased to 2.80% from 2.79% in 2008.

There were no non-performing assets at June 30, 2009.   The loan loss provision for the three and six months ended June 30, 2009 was $101,000 and $287,000, respectively, compared to $115,000 and $226,000 for the three and six months ended June 30, 2008, respectively. The increase in the loan loss provision from the 2008 to 2009 periods is primarily due to the growth in the loan portfolio.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  Asset quality continues to remain strong.

Non-interest income for the three and six months ended June 30, 2009 totaled $545,000 and $980,000, respectively compared to $596,000 and $1.2 million for the three and six months ended June 30, 2008.   The decrease in non-interest income between the first six months of 2009 and the same period in 2008 is primarily due to the $76,000 impairment charge for the Bank’s holding in the AMF Ultra Short Mortgage Fund and a $79,000 decrease in fees earned on checking accounts.  The AMF Ultra Short Mortgage Fund has invested in private-label mortgage-backed securities and U.S. Government Agency and government-sponsored agency securities. Although management believes it is possible that all principal and interest payments will be received, general market concerns over these and similar types of securities has caused the fair value to decline severely enough to warrant the other-than-temporary impairment charge.  Given the significant uncertainty and illiquidity in the markets for such securities, management cannot be certain that future impairment charges will not be required against this investment, which had a remaining book value (net of impairment charges) of $1.9 million at June 30, 2009.  There was no impairment charge recorded in the second quarter of 2009 for the Bank’s holding in the AMF Ultra Short Mortgage Fund.

Total non-interest expenses increased to $3.6 million for the quarter ended June 30, 2009 from $3.2 million for the quarter ended June 30, 2008, an increase of 10.5%.  For the six months ended June 30, 2009, non-interest expenses totaled $6.9 million, an increase of 9.3%, compared to the six months ended June 30, 2008. The higher non-interest expense between the aforementioned periods is attributable to an increase in occupancy and equipment expense, data processing fees, and other general and administrative costs, offset by a decrease in salaries and employee benefits, marketing and professional fees.  The increase in occupancy and equipment expense and data processing fees is due to the overall increase in operating costs associated with the opening of two new branch locations during the first six months of 2009.  The increase in other general and administrative expense is due to the Company’s increased premium costs for FDIC deposit insurance, coupled with the $205,000 FDIC special assessment charge in the second quarter of 2009.  The decrease in salaries and benefits is primarily due to the reduction in the stock-based compensation expense associated with option grants and restricted stock awards.  The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in the first six months of 2008 when compared to the same period of 2009.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2009	December 31, 2008
	(Unaudited) (Dollars in thousands, except per share data)

Cash and due from banks	$10,265	$6,628
Short-term investments	2,540	3,037
Cash and cash equivalents	12,805	9,665

Securities available for sale, at fair value	6,360	6,390
Securities held to maturity, at amortized cost	46,971	52,162
Federal Home Loan Bank stock, at cost	5,730	5,556
Loans	352,151	335,953
Allowance for loan losses	(3,162)	(2,924)
Loans, net	348,989	333,029
Premises and equipment	12,734	10,722
Accrued interest receivable	1,503	1,429
Net deferred tax asset	2,598	2,342
Bank-owned life insurance	10,120	9,918
Other assets	1,231	1,122
Total assets	$449,041	$432,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$257,504	$229,123
Short-term borrowings	-	4,000
Long-term borrowings	135,689	141,438
Accrued expenses and other liabilities	3,601	3,461
Total liabilities	396,794	378,022

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,728	50,438
Retained earnings	16,408	16,324
Unearned compensation (455,311 and 468,320 shares at
June 30, 2009 and December 31, 2008, respectively)	(3,850)	(4,294)
Treasury stock, at cost (906,305 and 655,935 shares at
June 30, 2009 and December 31, 2008, respectively)	(10,843)	(7,943)
Accumulated other comprehensive loss	(245)	(261)
Total stockholders’ equity	52,247	54,313
Total liabilities and stockholders’ equity	$449,041	$432,335

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$5,149	$4,847	$10,133	$9,479
Securities	684	484	1,415	975
Federal Home Loan Bank stock	-	47	-	105
Other interest-earning assets	3	24	6	64
Total interest and dividend income	5,836	5,402	11,554	10,623

Interest expense
Deposits	1,205	1,176	2,412	2,365
Short-term borrowings	-	-	8	28
Long-term borrowings	1,355	1,142	2,699	2,294
Total interest expense	2,560	2,318	5,119	4,687

Net interest income	3,276	3,084	6,435	5,936
Provision for loan losses	101	115	287	226
Net interest income, after provision for loan losses	3,175	2,969	6,148	5,710

Non-interest income:
Customer service fees	432	470	824	903
Impairment loss on securities available for sale	-	-	(76)	-
Bank-owned life insurance	101	101	202	202
Miscellaneous	12	25	30	50
Total non-interest income	545	596	980	1,155

Non-interest expenses:
Salaries and employee benefits	1,867	1,970	3,818	3,975
Occupancy and equipment, net	449	326	864	658
Data processing	340	255	692	517
Professional fees	139	157	255	270
Marketing	271	327	538	552
Other general and administrative	508	200	777	383
Total non-interest expenses	3,574	3,235	6,944	6,355

Income before income taxes	146	330	184	510

Provision for income taxes	55	168	100	274

Net income	$91	$162	$84	$236

Weighted-average shares outstanding:
Basic	3,692,404	4,189,622	3,754,873	4,235,875
Diluted	3,692,404	4,189,622	3,754,873	4,235,875

Earnings per share:
Basic	$.02	$.04	$.02	$.06
Diluted	$.02	$.04	$.02	$.06